Exhibit 99.1
Contact Information:

Brent Stumme	Erica Mannion
LoopNet, Inc.	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
415-284-4310	212-766-1800
LOOPNET, INC. ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS
Year over Year Revenue Growth of 47% — Adjusted EBITDA Growth of 52%
SAN FRANCISCO, CALIF. – October 24, 2007 – LoopNet, Inc. (NASDAQ: LOOP), today announced financial results for the third quarter ended September 30, 2007.
Revenue for the third quarter of 2007 was $18.6 million, an increase of 47% from $12.7 million in the third quarter of 2006. Net income for the third quarter of 2007 was $5.8 million or $0.14 per diluted share, compared to $3.8 million or $0.09 per diluted share in the third quarter of 2006.
LoopNet’s Adjusted EBITDA (earnings before interest, tax, depreciation, amortization and stock-based compensation) for the third quarter of 2007 was $9.1 million, an increase of 52% from $6.0 million in the third quarter of 2006. The Company has reported Adjusted EBITDA because management uses it to monitor and assess the Company’s performance and believes it is helpful to investors in understanding the Company’s business.
“During the quarter we made significant progress towards our goal of aggregating the marketing and searching activity of the commercial real estate industry in the online world,” said LoopNet President and CEO, Richard Boyle. “As we successfully build our business through many means, including organic growth, the CityFeet acquisition, and the ongoing evolution of our products and services, we are continuing to provide a valuable service to our customers.”
The number of LoopNet registered members, which includes both basic and premium members, grew to 2,407,313 during the third quarter of 2007, a 51% increase over the third quarter of 2006. The number of LoopNet premium members increased to 90,186, a 19% increase over the third quarter of 2006. The average monthly price of premium membership increased to $53.07, a 17% increase over the third quarter of 2006. There were approximately 538,000 total commercial real estate listings active on the LoopNet marketplace as of the end of the third quarter, a 25% increase over the third quarter of 2006. In addition, there were approximately 40.2 million profile views of listings on the LoopNet marketplace during the quarter, a 21% increase over the third quarter of 2006. Average monthly unique visitors during the third quarter of 2007, as reported by comScore Media Metrix, were approximately 900,000, a 3% increase over the third quarter of 2006.
Balance Sheet and Liquidity
As of September 30, 2007, LoopNet had $101 million of cash, cash equivalents and short-term investments and no debt.
2007 Outlook
Based on current visibility, the Company expects revenue for the quarter ending December 31, 2007 to be in the range of $18.9 to $19.1 million, Adjusted EBITDA to be in the range of $8.8 to $9.0 million and net income to be in the range of $0.11 to $0.12 per diluted share, assuming stock-based compensation of approximately $0.02 per share (net of tax benefit) and an effective tax rate of approximately 40.7%. The Company expects revenue for the full year of 2007 to be in the range of $70.1 to $70.3 million, Adjusted EBITDA to be in the range of $33.4 to $33.6 million and net income to be in the range of $0.49 to $0.50 per diluted share, assuming stock-based compensation of approximately $0.06 per share (net of tax benefit) and an effective tax rate of approximately 39.3%.
Conference Call Information
LoopNet, Inc. will discuss these financial results in a conference call at 1:30 p.m. PDT, 4:30 p.m. EDT, today. To participate in the conference call, please dial 888-587-0549 if you are calling from within the United States or 719-325-2351 if you are calling from outside the United States. Investors may also listen to a live web cast of the conference call on the investor relations section of our website at investor.LoopNet.com/events.cfm. For investors unable to participate in the live conference call, an audio replay will be available until Monday, October 29, 2007 at 8:59 p.m. PDT. To access the audio replay, dial 888-203-1112 within the United States or 719-457-0820 internationally and enter confirmation code 4238859. A web cast replay of the call will be available on the investor relations section of our website at investor.LoopNet.com/events.cfm approximately two hours after the conclusion of the call and will remain available for 30 calendar days.
Non-GAAP Financial Measures
This press release includes a discussion of Adjusted EBITDA, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, amortization and stock-based compensation. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our business. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables.
About LoopNet, Inc.
LoopNet is the leading online marketplace for commercial real estate and businesses for sale in the United States. Our online marketplace, available at www.LoopNet.com, enables commercial real estate agents, working on behalf of property owners and landlords, to list properties for sale or for lease by submitting detailed property listing information in order to find a buyer or tenant. Commercial real estate brokers, agents, buyers and tenants use the LoopNet online marketplace to search for available property listings that meet their commercial real estate criteria. By connecting the sources of commercial real estate supply and demand in an efficient manner, we believe that LoopNet enables commercial real estate participants to initiate and complete more transactions more cost-effectively than through other means. LoopNet also delivers technology and information services to commercial real estate organizations to manage their online listing presence and optimize property marketing.
Forward Looking Statements
This release contains forward-looking statements regarding LoopNet’s expectations regarding its future financial results as well as trends in the commercial real estate industry. These statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to economic events or trends in the commercial real estate market or in general, our ability to continue to attract new registered members, convert them into premium members and retain such premium members, seasonality, our ability to manage our growth, our ability to integrate acquired businesses, our ability to introduce new or upgraded products or services and customer acceptance of such services, our ability to obtain or retain listings from commercial real estate brokers, agents and property owners, and competition from current or future companies. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement are contained in our Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings made by us. Copies of filings made by us with the SEC are available on the SEC’s website or at http://investor.loopnet.com/sec.cfm. LoopNet does not intend to update the forward-looking statements included in this press release which are based on information available to us as of the date of this release.

LOOPNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	September 30,
	2006	2007
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$85,790	$96,427
Short-term investments	3,238	4,567
Accounts receivable, net of allowance of $57 and $65, respectively	1,138	1,839
Prepaid expenses and other current assets	1,518	752
Deferred income taxes	402	402

Total current assets	92,086	103,987

Property and equipment, net	1,020	2,060
Goodwill	2,417	13,304
Intangibles, net	1,312	2,574
Deferred income taxes	3,083	6,554
Deposits and other noncurrent assets	287	1,148

Total assets	$100,205	$129,627

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$169	$562
Accrued compensation and benefits	2,200	2,023
Accrued liabilities	864	908
Income tax payable	—	1,567
Deferred revenue	6,969	9,468

Total current liabilities	10,202	14,528

Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value, 125,000,000 shares authorized; 37,897,114 and 38,831,700 shares issued and outstanding at December 31, 2006 and September 30, 2007, respectively	38	39
Additional paid in capital	97,072	106,783
Other comprehensive loss	(31)	(73)
Retained earnings (deficit)	(7,076)	8,350

Total stockholders’ equity	90,003	115,099

Total liabilities and stockholders’ equity	$100,205	$129,627

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2007	2006	2007
Revenues	$12,707	$18,627	$34,565	$51,164
Cost of revenue (1)	1,421	2,072	4,015	5,725

Gross margin	11,286	16,555	30,550	45,439

Operating expenses (1):
Sales and marketing	2,776	3,916	6,908	10,752
Technology and product development	1,146	1,699	3,139	4,619
General and administrative	2,147	3,211	5,376	8,630

Total operating expenses	6,069	8,826	15,423	24,001

Income from operations	5,217	7,729	15,127	21,438

Interest and other income, net	1,028	1,242	1,745	3,748

Income before tax	6,245	8,971	16,872	25,186

Income tax expense	2,479	3,193	6,698	9,760

Net income	$3,766	$5,778	$10,174	$15,426

Net income per share
Basic	$0.10	$0.15	$0.28	$0.40

Diluted	$0.09	$0.14	$0.27	$0.38

Weighted average diluted shares	40,324	40,825	38,056	40,670

(1) Stock-based compensation is allocated as follows:

Cost of revenue	$54	$96	$87	$257
Sales and marketing	301	363	438	953
Technology and product development	64	169	118	409
General and administrative	190	365	278	804

Total	$609	$993	$921	$2,423

	Three months ended September 30,		Nine months ended September 30,
Reconciliation of GAAP Net Income to Non-GAAP Measures	2006	2007	2006	2007
Net income	$3,766	$5,778	$10,174	$15,426

Add back (deduct):
Income tax expense	2,479	3,193	6,698	9,760
Depreciation and amortization	154	343	456	741
Interest and other income, net	(1,028)	(1,242)	(1,745)	(3,748)
Stock-based compensation	609	993	921	2,423

Adjusted EBITDA	$5,980	$9,065	$16,504	$24,602

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine months ended September 30,
	2006	2007
Cash flows from operating activities:
Net income	$10,174	$15,426
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	456	741
Stock-based compensation	921	2,423
Tax benefits from exercise of stock options	—	(5,903)
Deferred income tax	3,810	(985)
Changes in operating assets and liabilities:
Accounts receivable	(505)	(528)
Prepaid expenses and other assets	(635)	613
Income taxes payable	2,390	7,470
Accounts payable	127	349
Accrued expenses and other current liabilities	172	44
Accrued compensation and benefits	244	(234)
Deferred revenue	1,944	2,457

Net cash provided by operating activities	19,098	21,873

Cash flows from investing activities:
Purchase of property and equipment	(534)	(1,506)
Purchase of investments	—	(2,074)
Acquisition, net of acquired cash	—	(14,946)

Net cash used in investing activities	(534)	(18,526)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs paid	42,309	—
Net proceeds from exercise of stock options	38	1,387
Net proceeds from exercise of preferred warrants	449	—
Net proceeds from payment of note receivable on options exercised and restricted stock purchased	456	—
Tax benefits from exercise of stock options	—	5,903

Net cash provided by financing activities	43,252	7,290

Net increase in cash and cash equivalents	61,816	10,637

Cash and cash equivalents at beginning of period	18,765	85,790

Cash and cash equivalents at end of period	$80,581	$96,427